Exhibit 99.1

Bryn Mawr Bank Corporation

NASDAQ: BMTC

First Quarter 2010 Conference Call

Prepared Remarks

April 30, 2010

8:15 A.M. (Eastern Time)

Operator:

Good morning ladies and gentlemen. My name is (            ), I will be your conference operator today. At this time I would like to welcome everyone to the Bryn Mawr Bank Corporation’s First Quarter 2010 Earnings conference call.

All lines have been placed on mute to prevent any background noise. After the speaker remarks, there will be a question and answer period. If you would like to pose a question during this time, please press the star then the number 1 on your telephone keypad. If you would like to withdraw your question, press the star key and then the number 2. Thank you.

It is now my pleasure to turn the floor over to your host, Duncan Smith, Chief Financial Officer. Sir, you may begin your conference.

Duncan Smith:

Thank you, (            ), and thanks everyone for joining us today. I hope you had a chance to review last night’s press release. If you have not received our press release it is available on our Website at bmtc.com or by calling 610-581-4925.

Ted Peters, Chairman and CEO of Bryn Mawr Bank Corporation, has some comments on the quarter, our strategic initiatives, and a view of the competitive landscape. After that, we will take your questions.

The archives of this conference call will be available at the Bryn Mawr Bank Corporation Web site or by calling 877-344-7529, and the Replay Passcode is 439652. A replay will be available approximately two hours after this call concludes.

Before we begin, please be advised that during the course of this conference call, management may make forward-looking statements, which are not historical facts.

Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include the words may, will, would, could, should, likely, possibly, probably, potentially, predict, contemplate, continue, believe, expect, anticipate, intend, plan, target, estimate, or words or phrases of similar meaning.

Forward looking statements by their nature are subject to risks and uncertainties. A number of factors, many of which are beyond the corporation’s control, could cause actual conditions, events, or results to differ significantly from those described in the forward-looking statements.

All forward-looking statements discussed during this call are based on Management’s current beliefs and assumptions, and speak only as of the date and time they are made. The corporation does not undertake to update forward-looking statements. Thanks, now I would like to turn the call over to Ted.

Ted Peters:

Thanks, Duncan, and thank you everyone for joining us today.

After the close of the market yesterday we released our first quarter 2010 earnings, and I hope you have all had a chance to review our release. We reported first quarter net income of $2.2 million and diluted earnings per share of $0.25. Our net income for the first quarter was very good and there were a number of positive events during the quarter impacting our results.

Our strong performance, in this difficult environment, is a function or our commitment to following our business model, emphasizing risk management and a disciplined approach to growing the Corporation. The management team has demonstrated outstanding leadership focusing their attention on our four core competencies – Wealth Management, Business Banking, Retail Banking and Mortgage Banking, and as a result each of these business lines performed very well.

Management’s evaluation of our performance is that we have preformed at a high level, particularly in comparison to our peer group, and we are proud of our efforts. We will build upon the positive events going forward, and will work to improve performance on those things that did not meet our expectations. I would like to briefly highlight some of the significant factors contributing to our solid first quarter performance.

Total Wealth Management Division assets under management, administration, supervision and brokerage grew to the highest level in the Corporation’s history at $3.1 billion. This was an increase of $238 million or 8.3% from the fourth quarter of 2009. We have a strong pipeline of new business that we expect to close over the next two quarters. BMT Asset Management, Philanthropic Services and Escrow Services are continuing to build momentum and we have high expectations for these business lines. With such solid asset growth, as you would expect, revenue from Wealth Management services at $3.8 million was up 6.5% from the fourth quarter of 2009. Sustained marketing of our Wealth Management services have contributed to our strong performance.

Total portfolio loans and leases of $893.1 million also showed improvement and increased 0.8% or $7.4 million from the fourth quarter of 2009. Commercial loan demand has been sluggish; however, a very positive sign was a $10 million increase in commercial mortgages in the first quarter. Partially offsetting this growth was a decline in home equity lines and loans along with a planned reduction in the leasing portfolio. As I mentioned in our last conference call we are very encouraged by the trend and performance of our leasing portfolio and expect that it will be profitable in 2010.

The decrease in total deposits of $23.5 million or 2.5% from the fourth quarter of 2009 is somewhat misleading and not indicative of our true performance. The decrease from the prior quarter was partially due to a temporary year-end inflow from one large commercial customer and a planned decrease in high rate time deposits. Deposit levels increased $27.6 million or 3.1% from March 31, 2009 as new demand, money market and savings account openings remain strong.

The planned decrease of high rate time deposits contributed to a 34 basis point decrease in interest expense on time deposits from the prior quarter. Interest expense on total interest bearing deposits decreased 20 basis points from the prior quarter. Our deposit pricing strategies were the primary contributor to the tax-equivalent net interest margin increase of 22 basis points to 4.06% in the first quarter of 2010 as compared to December 31, 2009.

We recorded a $1.5 million gain on the sale of investment securities during the first quarter of 2010. Because of the uncertainty surrounding the end of the Federal government’s mortgage buying program, exceptionally tight spreads between mortgage-backed securities and treasuries, and the expectation of rising interest rates, we wanted to reduce our exposure to these types of securities.

The allowance for loan and lease losses of $9.7 million decreased $700 thousand from the prior quarter. The decrease is generally the result of the overall quality of the loan and lease portfolio and improving economic conditions. However, the loan and lease loss provision was up substantially to $3.1 million, compared with $1.3 million and $1.6 million at December 31, 2009 and March 31, 2009 respectively, primarily the result of one large commercial loan charge-off. We expect the provision to be significantly lower for the remaining three quarters of 2010.

The overall quality of our loan and lease portfolio is good with total non-performing loans and leases of 77 basis points at 3/31/2010 and we have not compromised our strict underwriting standards which has served us particularly well in these difficult times.

At March 31, 2009 we had unused borrowing capacity of $432 million and an additional $62 million at the Federal Reserve and $9 million in money market funds.

Our Regulatory capital levels at March 31, 2009 exceed the minimum requirements for “well capitalized” at both the Bank and Corporate level and have increased from 12/31/2009.

Non-interest expense decreased in the first quarter compared to the fourth quarter of 2009, but increased from the first quarter of 2009, primarily the result of due diligence and merger related expenses, professional fees and net loss on the sale of OREO.

I should mention that First Keystone Financial Inc. shareholders have approved the merger with Bryn Mawr Trust, regulatory review is underway, and we anticipate a legal closing in July 2010. We will be adding 8 full-service branches to our network and approximately $500 million in assets. We are very excited about the opportunities to grow market share as a result of this merger.

We continue to benefit from turmoil in the financial industry as customers choose to develop a relationship with a Strong, Stable and Secure financial institution.

Finally, I would like to emphasize that we are focused on achieving our key objectives and I would like to summarize some of the objectives and strategies that we will continue to concentrate on throughout 2010:

•	Complete the merger with First Keystone Financial and introduce Bryn Mawr Trust services to its customers.

•	Protect and improve the Net Interest Margin.

•	Continued emphasis on strong credit quality

•	Control Expenses

•	Opportunistic expansion

•	Expand our Wealth Management offerings

•	Raise capital as needed

In summary, Bryn Mawr Trust is fundamentally sound, profitable and has the flexibility and agility to respond to the opportunities afforded by a strong capital base, asset quality, and liquidity. We have a strategy in place that will create significant value over time. We are proud that our disciplined approach to the market, regardless of conditions, has enabled us to remain secure throughout. The Bryn Mawr Trust Company, for over 121 years, through numerous periods of economic prosperity and adversity, has succeeded by providing outstanding banking and wealth management services.

Before closing, I am pleased to announce that the corporation’s board of directors declared a quarterly dividend of $0.14 per share payable on June 1, 2010 to shareholders of record as of May 10, 2010. This is our 69th consecutive quarterly dividend.

With that, we will open the lines for any questions.

Operator, would you please compile the Q&A roster?